Exhibit 10.6

AGREEMENT DATED MAY 10, 2004

          1          Upon execution of this document, Innovative Energy Consultants Inc. ("IEC") will direct LaSalle National Bank to wire transfer all of the remaining funds currently escrowed in respect of the entire Put Interest to an account or accounts identified by SE Holdings, L.L.C. ("SE Holdings"). Simultaneously, SE Holdings will deliver to IEC an assignment of the remaining shares (less the one unit of each class SE Holdings is retaining).

          2          For a period of one year following the execution of this Agreement, IEC will be obligated to SE Holdings for 1.031% of any dividends paid by Strategic Energy L.L.C. ("Strategic Energy"). Following that one year period, IEC will remain obligated to SE Holdings for 0.773% of any dividends paid by Strategic Energy for the period the funds are restricted. Payments of these dividend amounts shall be made promptly into the Fund Account following the payment of dividends by Strategic Energy to its other shareholders. As to the calendar year in which the last of the funds becomes unrestricted, IEC will pay SE Holdings a percentage of the total dividends paid in that calendar year in respect of the restricted funds based upon the date on which the funds became unrestricted. (E.g., if the funds became unrestricted on January 20 of a given year, SE Holdings would receive 20/365 or 5.48% of the total dividends attributable to the restricted funds for the year.)

          3          The joint defense agreement concerning the Haberstroh litigation, modified to reflect this agreement and new counsel, will remain in place unless and until it is terminated pursuant to the provisions for termination set forth in the agreement or is terminated by operation of law or court order.

          4          SE Holdings, SE Inc. and each individual holding an equity interest in SE Holdings or SE Inc. (each "Member") hereby gives IEC and Strategic Energy an indemnification holding IEC and Strategic Energy harmless from any judgment on or settlement of Haberstroh's claim against the equity in SE Holdings insofar as that claim relates to the equity interest in Custom Energy Holdings, L.L.C. ("Custom Energy") that is being tendered in the Put exercised in early 2004 ("the Put"), including distributions related to the equity interests. This indemnification is limited to and capped at the value SE Holdings is receiving for that portion of the tendered equity interest in which Haberstroh claims an equity interest ($8,154,957) plus any dividends or interest received in relation to that interest.

          5          In return, Strategic Energy and IEC hereby give SE Holdings an indemnification holding SE Holdings and each Member harmless from any judgment on or settlement of Haberstroh's claim related to the portions of the case not related to the equity interest, except those portions as to which the parties reserve their rights in (paragraph symbol) 7.

          6          If there is ever any question about how to allocate any settlement or judgment amount in order to determine what portion of a settlement or judgment should be fairly charged to this fund owned by SE Holdings, the parties agree to meet promptly and negotiate a resolution, and if such resolution cannot be reached within seven business days, then to submit the question to a neutral selected by mutual agreement or appointed by JAMS if the parties cannot agree on a neutral. The neutral will set up a schedule to receive written submissions and make a final and binding, non-appealable decision on the matter within forty days of his or her selection. Each party will bear its own costs and attorney fees in connection with this process. The cost of the neutral will be divided equally.

          7          The parties to this Agreement reserve all rights as to:

          a.          any portion of a damage award or settlement relating to Haberstroh's claim against the equity in SE Holdings insofar as that claim does not relate to the equity interest in Custom Energy that is being tendered in the Put;

          b.          any damage award in addition to compensatory damages, such as an award of attorney's fees or liquidated damages under the Wage Payment and Collection Law.

These issues as to which the parties are reserving their rights may be resolved by negotiation or by a neutral in accordance with the procedure set forth in paragraph 6.

          8          Upon receipt of the funds transferred pursuant to paragraph 1, $8,000,000 will be placed in an investment account at a bank or brokerage firm in Pittsburgh subject to the following conditions:

          a.          SE Holdings can invest the funds as it sees fit in that account which it will own ("Fund Account"). It is responsible for any taxes and any fees related to those funds.

          b.          Until the conditions of release occur, SE Holdings cannot remove any funds or transfer funds out of the Fund Account for one year from the date of this Agreement, except only to the extent necessary to pay such tax obligations as have been generated by the transfer of the shares in exchange for $8,000,000. That permitted draw down can be made only after Strategic Energy is notified and gives its consent which may not be withheld so long as the request matches the calculated tax obligation.

          c.          The remainder of the Fund Account less any tax draw down, reflected in paragraph b above, acts as the fund from which any settlement or judgment of the claim against the equity, including distributions related to the equity and interest related to the equity can be paid. In the event any settlement or judgment in the Haberstroh litigation related to the indemnification results in an amount higher than the funds in the Fund Account, SE Holdings and SE, Inc. agree to pay into the Fund Account such funds as are necessary to cover that indemnity obligation to Strategic Energy. If SE Holdings and SE, Inc., cannot fully cover that obligation, then the individual Members will put in the amounts necessary to cover the obligation in the same percentage as they owned in SE Holdings.

          d.          After one year, SE Holdings, SE, Inc. and the Members will be obligated to maintain a minimum balance in this account of $6 million and may, at its discretion and subject to paragraph c, disburse the remaining funds. After one year if the balance in the Fund Account exceeds $6 million, subject to paragraph c, SE Holdings may transfer funds out of the Fund Account as it sees fit without prior approval of Strategic Energy.

          e.          Once the Haberstroh case is resolved by settlement, judgment or dismissal and to the extent that it may have become relevant, any allocation has been decided by agreement or by a neutral, the appropriate amount will be withdrawn to satisfy the allocated amount for satisfaction of a judgment or payment of a settlement, the parties will execute mutual releases with respect to the indemnification and SE Holdings thereafter can do what it wishes with the remainder of the funds.

          f.          SE Holdings will pay all fees, commissions and taxes relating to the funds in the Fund Account. Strategic Energy will be responsible for all fees, costs and expenses as it may incur in protecting its interest with respect to said funds.

          9          The agreement will not alter, abridge or modify any rights or obligations any party may have pursuant to other Agreements to which they may be a party except that the release contemplated in the February 9, 2004 letter agreement will not release the claims related to the Haberstroh litigation, this agreement and the indemnification.

          10          This Agreement does not create any rights in third parties who are not signatories to this Agreement. It is entered into for the purpose of providing an orderly process for wrapping up the details of the transfer of funds pursuant to the tender of the Put interest. The parties, who are in a joint defense agreement, reiterate that the Haberstroh termination was lawful and in all respects appropriate and that his litigation is wholly without merit.

          11          This Agreement is binding on the successors, if any, to IEC, Strategic Energy, SE Holdings and SE, Inc.

Now, intending to be legally bound and acknowledging that this agreement is supported by fair and adequate consideration, the following parties execute this Agreement on the date shown by each signature. Parties signing for a corporate entity or partnership hereby represent that they are authorized to sign for such entity.
Attest:	SE HOLDINGS, LLC

By: /s/Richard M. Zomnir

MEMBERS OF SE HOLDINGS, LLC

By: /s/Richard M. Zomnir
SE Inc.

/s/Patrick J. Purdy
Patrick J. Purdy

/s/Alexander Galatic
Alexander Galatic

/s/Joseph Kubacki
Joseph Kubacki

/s/James F. Booritch
James F. Booritch

/s/John E. Molinda
John E. Molinda

SE, INC.

By: /s/Richard M. Zomnir

SHARHOLDERS OF SE, INC.

By: /s/Richard M. Zomnir
Richard M. Zomnir

/s/Chester R. Babst
Chester R. Babst

/s/Dean A. Calland
Dean A. Calland

/s/Frank J. Clements
Frank J. Clements

STRATEGIC ENERGY, LLC

By: /s/Jan L. Fox

INNOVATIVE ENERGY CONSULTANTS INC.

By: /s/Mark G. English